SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

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                                SCHEDULE 13G
                               (RULE 13D-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(B)
                               (Amendment No. 1)



                              HAWK CORPORATION
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                              (Name of Issuer)


                CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
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                       (Title of Class of Securities)


                                420089-10-4
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                                (CUSIP Number)


                                April 23, 2004
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)
        [X] Rule 13d-1(c)
        [ ] Rule 13d-1(d)


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CUSIP NO. 420089-10-4                      13G                PAGE 2 OF 5
          -----------                                    ----------------------
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1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Paul S. Levy

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|
                                                                       (b) |_|
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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

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    NUMBER OF       5      SOLE VOTING POWER
     SHARES                2,700
  BENEFICIALLY      -----------------------------------------------------------
    OWNED BY        6      SHARED VOTING POWER
      EACH                 0
    REPORTING       -----------------------------------------------------------
     PERSON         7      SOLE DISPOSITIVE POWER
      WITH                 2,700
                    -----------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER
                           0
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,700

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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES  |_|
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            .03086%

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12    TYPE OF REPORTING PERSON
            IN
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ITEM 1(A). NAME OF ISSUER

            Hawk Corporation


ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            200 Public Square
            Suite 1500
            Cleveland, Ohio 44114


ITEM 2(A). NAME OF PERSON FILING:

            Paul S. Levy


ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Joseph Littlejohn & Levy
            450 Lexington Avenue
            Suite 3350
            New York, New York 10017


ITEM 2(C). CITIZENSHIP:

            United States


ITEM 2(D). TITLE OF CLASS OF SECURITIES

            Class A Common Stock, par value $0.01 per share


ITEM 2(E). CUSIP NUMBER:

            420089-10-4


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

            N/A


ITEM 4.  OWNERSHIP

      (a)   Amount beneficially owned: 2,700

      (b)   Percent of class: .03086%

      (c)   Number of shares as to which such person has:
            (i)   2,700
            (ii)  0
            (iii) 2,700
            (iv)  0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS   [X]


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            N/A


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            N/A


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

            N/A


ITEM 10.  CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

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                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  December 14, 2004


                                              By: /s/ Paul S. Levy
                                                 ----------------------
                                                 Name: Paul S. Levy